Exhibit 16.1

September 28, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Gentlemen:

We have read item 4.01 of Form 8-K dated September 28, 2007 of Tiens Biotech Group (USA), Inc. and are in agreement with the statements contained therein.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Los Angeles County Office
1199 S. Fairway Dr., Suite 200 Walnut, CA 91789 Tel: (909) 594-2713 Fax: (909) 594-2357